Exhibit 99.1

News Release

RSP Permian, Inc. Announces Fourth Quarter and Year-End 2014 Financial and Operating Results and Year-End 2014 Proved Reserves

Dallas, Texas — March 17, 2015 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced financial and operating results for the quarter and year ended December 31, 2014.  In addition, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”) with the Securities and Exchange Commission (“SEC”) and posted an updated investor presentation on its website at www.rsppermian.com.

Certain information presented in this release is on a pro forma basis, giving effect to the corporate reorganization and acquisitions effected in connection with the Company’s initial public offering (the “IPO”) completed on January 23, 2014, as if such transactions occurred on January 1, 2013, and adjusted to eliminate certain non-recurring expenses associated with the IPO, as further described in the Form 10-K.  Unless otherwise indicated, information presented in this release is on a pro forma basis.

Highlights

•                  4Q14 production increased by 106% to 16.1 MBoe/d as compared to 4Q13 and increased by 44% as compared to 3Q14

•                  4Q14 adjusted EBITDAX increased by 65% to $66.6 million as compared to 4Q13 and increased by 22% as compared to 3Q14

•                  4Q14 net income of $57.7 million, or $0.74 per diluted share.  Net income includes a $70.1 million non-cash gain on derivatives and a $4.3 million non-cash impairment on oil and gas properties.  Adjusted net income, which does not include these items, was $15.7 million, or $0.20 per diluted share

•                  Successful horizontal and vertical drilling program in multiple formations led to a 97% increase in proved reserves to 106.4 MMBoe (39% proved developed) at year end 2014

•                  Replaced 1,406% of 2014 production, drilling F&D cost of $10.59 per Boe

•                  Only 5% of RSP’s horizontal locations are booked as PUDs

•                  Increased horizontal inventory in Spraberry zones based on 10 locations across a section

•                  Since IPO, total horizontal and vertical inventory has increased by more than 50% to 3,270 gross locations as a result of acquisitions and increased downspacing

•                  Completed 10 operated horizontal wells (3 Middle Spraberry, 4 Lower Spraberry, 1 Wolfcamp A, 2 Wolfcamp B) and 16 operated vertical wells during 4Q14

•                  Johnson Ranch 1018 (Wolfcamp A/B Pilot), 7,250’ laterals, produced at average 30-day IPs of 900 Boe/d with the WC-B well flowing naturally

•                  Spanish Trail 218 (Middle Spraberry, Lower Spraberry), 9,950’ laterals, produced at average 30-day IPs of 1,192 Boe/d

•                  First three well pad at Spanish Trail, Spanish Trail 4817 (Middle Spraberry, Lower Spraberry, Wolfcamp B),  7,400’ laterals produced at average 30-day IPs of 964 Boe/d

•                  Maintained a strong year-end balance sheet with $556 million of liquidity and 1.7x net debt/EBITDAX ratio

Steve Gray, Chief Executive Officer, stated, “I am pleased to report exceptional results in our first year as a public company.  We exceeded our growth expectations due to strong execution from our operations team and our continued success in multiple horizontal zones on our properties. Despite the current low oil price environment, we are generating attractive rates of return on our drilling opportunities with our low cost structure and highly productive wells and expect to continue to grow.  We are managing our operations so that we maintain our balance sheet and liquidity in a strong position for future growth and acquisition opportunities and we will continue to make adjustments to our plans in response to prevailing industry conditions as necessary.”

Summary Financial Results

	RSP Permian, Inc. Pro Forma
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In thousands, except for per share data)

Total Revenues	$79,458	$53,815	$286,909	$196,706

Adjusted EBITDAX (1)	$66,579	$40,346	$222,552	$151,707

Adjusted Net Income (1)	$15,683	$12,438	$70,600	$38,286
Adjusted Net Income per Common Share - Diluted	$0.20	$0.17	$0.94	$0.53

Net Income	$57,738	$14,102	$116,121	$40,838
Net Income per Common Share - Diluted	$0.74	$0.19	$1.55	$0.56

(1)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of adjusted EBITDAX and adjusted net income and a reconciliation of adjusted EBITDAX and adjusted net income to net income, see “Use of Non-GAAP financial measures” and our annual and quarterly statements of operations at the end of this release.

For the quarter ended December 31, 2014, total revenues, excluding the revenue impact from realized derivative instruments, were $79.5 million, an increase of 48% over the prior year quarter of $53.8 million.  Adjusted EBITDAX for the fourth quarter was $66.6 million, an increase of 65% over the prior year quarter of $40.3 million.  Adjusted net income for the fourth quarter was $15.7 million, or $0.20 per diluted share, a 26% increase over the prior year quarter of $12.4 million.  Adjusted net income, excluded a gain on unrealized derivative instruments of $70.1 million and an impairment on oil and gas properties of $4.3 million.

For the year ended December 31, 2014, total revenues, excluding the revenue impact from realized derivatives, were $286.9 million, an increase of 46% over the prior year of $196.7 million.  Adjusted EBITDAX for the year was $222.6 million, an increase of 47% over the prior year of $151.7 million.  Adjusted net income for the year was $70.6 million, or $0.94 per diluted share, an increase of 84% over the prior year of $38.3 million.  Adjusted net income excluded a gain on unrealized derivative instruments of $75.5 million and an impairment on oil and gas properties of $4.3 million.

Operational Update

During the fourth quarter of 2014, RSP operated four horizontal rigs, drilled eleven operated horizontal wells and completed ten operated horizontal wells.  RSP completed three wells targeting the Middle Spraberry, four wells targeting the Lower Spraberry, one well targeting the Wolfcamp A and two wells targeting the Wolfcamp B.  All ten operated completions were in our Focus Area, defined as the adjacent counties of Midland, Martin, Andrews, Ector and Glasscock.  In addition, RSP participated in drilling ten non-operated horizontal wells and completed eleven non-operated horizontal wells during the quarter.  For the year, RSP drilled 41 operated horizontal wells and completed 33 operated horizontal wells.  On a non-operated basis, RSP participated in the drilling of 36 horizontal wells and in the completion of 33 horizontal wells.

In our vertical drilling program, RSP operated three vertical rigs for the majority of the quarter and drilled 17 operated vertical wells and completed 16 operated vertical wells.  In addition, on a non-operated basis, RSP participated in the drilling of four vertical wells and in the completion of two vertical wells.  For the year, RSP drilled 47 operated vertical wells and completed 40 operated vertical wells.  RSP participated as a non-operator in the drilling of 25 vertical wells and in the completion of 22 vertical wells.

Due to the rapid and significant decline of oil prices in the fourth quarter and the likely realization of future service cost reductions, RSP elected to defer completion activities on its operated vertical wells and several operated horizontal wells during the quarter.  At year-end, RSP had ten operated horizontal wells and nine operated vertical wells awaiting completion activities.  In addition, four horizontal wells and two vertical wells were in process of drilling and one horizontal well was undergoing completion activities.

	2014 Wells
	Drilled	Completed

Operated Wells
Horizontal	41	33
Vertical	47	40

Non-Operated Wells
Horizontal	36	33
Vertical	25	22

At the beginning of 2015, the Company added a newly-built horizontal rig, bringing RSP’s total operated horizontal rig count to five.  Recently, the Company released a horizontal rig and a vertical rig, bringing the current number of operated horizontal rigs to four and vertical rigs to one.  RSP intends to release another horizontal rig and its remaining vertical rig by the end of the second quarter.  For the second half of 2015, RSP expects to operate three horizontal rigs and no vertical rigs.  As the operator of approximately 95% of its net acreage, RSP maintains the ability to increase or reduce capital spending in 2015 depending on prevailing commodity prices and service costs.

RSP’s average forecasted rigs per month during 2015:

	Jan	Feb	March	April	May	June	July	Aug		Sept		Oct		Nov		Dec
Horizontal	5	4	4	4	4	4	3	3	*	3	*	3	*	3	*	3	*
Vertical	2	2	1.5	1	0.5	—	—	—		—		—		—		—

*Option to drop to two horizontal rigs

Quarterly Operational Results

	RSP Permian, Inc. Pro Forma
	Three Months Ended
	December 31, 2014	December 31, 2013
Production data:
Oil (MBbls)	1,080	516
Natural gas (MMcf)	939	574
NGLs (MBbls)	248	109
Total (MBoe)	1,485	721
Average net daily production (Boe/d)	16,141	7,837
Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$66.34	$94.38
Natural gas (per Mcf)	3.14	3.38
NGLs (per Bbl)	19.60	28.94
Total (per Boe)	$53.51	$74.64
Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$74.97	$93.89
Natural gas (per Mcf)	3.20	3.38
NGLs (per Bbl)	19.60	28.94
Total (per Boe)	$59.82	$74.24
Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$7.01	$8.30
Gathering and transportation	0.54	0.44
Production and ad valorem taxes	3.22	6.31
Depreciation, depletion and amortization	20.71	22.44
General and administrative — cash component (3)	4.21	1.60
General and administrative — recurring stock comp (4)	0.58	—

(1)         Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.

(2)         Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.

(3)         Expenses related to being a public company and increased personnel costs, including performance based compensation, increased 2014 general and administrative — cash component per Boe as compared to 2013 which did not have these same costs.

(4)         Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.

Production volumes for the quarter ended December 31, 2014 averaged 16,141 Boe/d or a total of 1,485 MBoe, an increase of 106% over prior year’s fourth quarter of 7,837 Boe/d.  Production for the fourth quarter of 2014 was comprised of 73% crude oil, 17% NGLs and 10% natural gas.  RSP’s average realized commodity price for the fourth quarter of 2014, before the effects of hedges, was $53.51. RSP’s average realized oil price for the fourth quarter of 2014, before the effects of hedges, was $66.34, a negative $6.81 differential compared to NYMEX WTI pricing for the same period, or 91% of NYMEX WTI pricing. RSP’s average realized natural gas price for the fourth quarter of 2014, before the effects of hedges, was $3.14, a negative $0.69 differential compared to NYMEX Henry Hub pricing for the same period, or 82% of NYMEX Henry Hub pricing.  Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation, production and ad valorem taxes and general and administrative expenses were $14.98 per Boe, a decrease of 10% over prior year’s comparable quarter.  The prior year quarter did not include incremental general and administrative expenses that we would have incurred as a public company.  Excluding general and administrative expenses from this calculation, RSP’s cash operating expenses, on a per Boe basis, decreased 28% over the prior year quarter on a comparable basis.

Year-end Operational Results

	RSP Permian, Inc. Pro Forma
	Year Ended
	December 31, 2014	December 31, 2013
Production data:
Oil (MBbls)	3,099	1,867
Natural gas (MMcf)	3,023	2,287
NGLs (MBbls)	729	414
Total (MBoe)	4,332	2,662
Average Net Daily Production (Boe/d)	11,868	7,293
Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$83.20	$95.01
Natural gas (per Mcf)	3.56	3.34
NGLs (per Bbl)	25.13	28.16
Total (per Boe)	$66.23	$73.89
Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$85.08	$94.79
Natural gas (per Mcf)	3.60	3.34
NGLs (per Bbl)	25.13	28.16
Total (per Boe)	$67.60	$73.73
Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$7.52	$7.92
Gathering and transportation	0.65	0.60
Production and ad valorem taxes	4.62	4.97
Depreciation, depletion and amortization	21.12	30.24
General and administrative — cash component (3)	3.44	1.40
General and administrative — recurring stock comp (4)	0.63	—

(1)         Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.

(2)         Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.

(3)         Expenses related to being a public company and increased personnel costs, including performance based compensation, increased 2014 general and administrative — cash component per Boe as compared to 2013 which did not have these same costs.

(4)         Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.

Production volumes for the year ended December 31, 2014 averaged 11,868 Boe/d or a total of 4,332 MBoe, an increase of 63% over last year of 7,293 Boe/d.  Production for 2014 was comprised of 72% crude oil, 17% NGLs and 11% natural gas.  RSP’s average realized commodity price for the year, before the effects of hedges, was $66.23.  RSP’s average realized oil price for the year ended December 31, 2014, before the effects of hedges, was $83.20, a negative $9.80 differential compared to NYMEX WTI pricing for the same period, or 89% of NYMEX WTI pricing. RSP’s average realized natural gas price for the year ended December 31, 2014, before the effects of hedges, was $3.56, a negative $0.70 differential compared to NYMEX Henry Hub pricing for the same period, or 84% of NYMEX Henry Hub pricing.  Per unit cash operating expenses excluding interest expenses but including lease operating, gathering and transportation, production and ad valorem taxes and general and administrative expenses were $16.23 per Boe, an increase of 9% over prior year.  The prior year did not include incremental general and administrative expenses that we would have incurred as a public company.  Excluding general and administrative expenses from this calculation, our cash operating expenses, on a per Boe basis, decreased 5% over the prior year on a comparable basis.

Proved Reserves Summary

RSP’s total proved reserves at December 31, 2014, as evaluated by Netherland, Sewell, & Associates, Inc., our independent petroleum engineers, increased 97% over the prior year to 106.4 MMBoe.  Oil reserves totaled 69.3 MMBbls and combined with NGLs of 21.7 MMBbls equaled 85% of total proved reserves with natural gas of 92.4 MMcf making up the remaining 15% of total proved reserves.  Proved developed reserves were 41.9 MMBoe or 39% of total proved reserves.

The following table presents our estimated net proved oil and natural gas reserves as of December 31, 2014 and our estimated pro forma net proved oil and natural gas reserves as of December 31, 2013 and in each case, prepared in accordance with the rules and regulations of the SEC.

	Year Ended December 31, 2014
	Natural Gas (MMcf)	Oil (MBbls)	NGLs (MBbls)	Total (Mboe)

Proved reserves as of December 31, 2013	52,673	34,932	10,172	53,883

Revisions of previous estimates	(5,477)	223	2,219	1,529
Extensions, discoveries and other additions	25,229	30,023	5,897	40,125
Purchases of minerals in place	23,020	7,194	4,180	15,211
Production	(3,023)	(3,099)	(729)	(4,332)

Proved reserves as of December 31, 2014	92,422	69,273	21,739	106,416

RSP’s acquisitions and drilling program added 60.9 MMBoe in 2014, replacing 1,406% of 2014 production as calculated by the sum of reserve extensions, discoveries, purchases and revisions (excluding price revisions), divided by annual production.  The Company’s drill-bit F&D costs were $10.59 per BOE calculated as costs incurred for exploration and development divided by the sum of revisions of previous estimates (excluding price revisions), extensions, discoveries and other additions.  See “Drill-Bit

F&D and Reserve Replacement Ratio” below for the calculations of the reserve replacement ratio and drill-bit F&D costs.

Capital Expenditures

RSP’s costs incurred for the year ended December 31, 2014 totaled approximately $846 million which included approximately $442 million of drilling and completion, $42 million of infrastructure and other, and approximately $362 million of acquisitions and additions to leasehold.  Of the total capital spent, approximately $55 million was on non-operated properties and approximately $62 million was on drilling wells the Company expects to complete in 2015.  See “Drill-Bit F&D and Reserve Replacement Ratio” below for our pro forma costs incurred summary.

Liquidity Update

As of December 31, 2014, the Company had no borrowings on its revolving credit facility, which has a $500 million borrowing base, and had $56 million of cash on hand, for total liquidity available of $556 million.  In conjunction with our closing of our acquisitions in Glasscock County in 3Q14, lenders in the Company’s revolving credit facility increased our borrowing base to $500 million from $375 million, increased aggregate commitments to $1.0 billion from $500 million, and extended the maturity date two years to August 2019.  On September 26, 2014, RSP issued $500 million of 6.625% senior unsecured notes due 2022. The net proceeds were used to repay amounts drawn under our revolving credit facility and the balance for general corporate purposes.

Updated 2015 Guidance

RSP expects to complete 40 - 50 gross operated horizontal wells in 2015 in our Focus Area targeting primarily the Lower Spraberry, Wolfcamp A and Wolfcamp B, the Company’s highest return horizontal zones.  In addition, the Company expects to complete approximately 20 gross operated vertical wells during the year.  The Board of Directors approved a $400 - $450 million capital budget for 2015, of which RSP expects to spend $380 - 420 million on drilling and completion activities and $20 - 30 million on infrastructure and other. The Company believes that non-operated capital expenditures in 2015 will represent approximately 15% of total capital expenditures.

	2014	2015
	Pro Forma	Guidance

Production (Boe/d)	11,868	17,500 -18,500
% Oil	72%	71% - 73%
% Natural Gas	11%	10% - 12%
% NGLs	17%	16% - 18%

Operating Costs
Lease operating expenses (including workovers) ($/Boe)	$7.52	$6.75 - $7.75
Gathering and transportation ($/Boe)	$0.65	$0.55 - $0.75
Production and ad valorem taxes (% of oil and gas revenues)	7.0%	6.8% - 7.2%
Depreciation, depletion, and amortization ($/Boe)	$21.12	$20.00 - $24.00
Exploration expenses ($/Boe)	$0.89	$0.35 - $0.40

G&A expenses
General and administrative — cash component ($/Boe)	$3.44	$2.25 - $2.75
General and administrative — recurring stock comp ($/Boe)	$0.63	$1.45 - $1.55
General and administrative — IPO stock comp ($/Boe) (1)	$4.04	$0.22 - $0.24

(1)         G&A — IPO stock comp is excluded from our pro forma amounts presented elsewhere as it relates to one-time (non-recurring) awards associated with the successful completion of the IPO.  In 2014, IPO stock comp consisted of two components.  One component represented restricted stock awarded to certain employees as a result of a successful IPO.  These one-time awards vest over time for retention purposes.  The other component of IPO stock comp in 2014 was non-cash compensation expense associated with incentive units owned by certain members of management and this expense was fully recognized in 2014.  These incentive unit awards served as a mechanism to allocate shares between management and an affiliate of Natural Gas Partners, RSP’s private equity sponsor, based on certain return thresholds being achieved.  The shares allocated by the incentive units were owned by RSP Permian Holdco L.L.C., an entity owned by management and an affiliate of Natural Gas Partners.  The stock issued to certain members of management and the expense recognized in the Company’s consolidated statement of operations as a result of these incentive units resulted in no dilution to public stockholders, was a non-cash expense, and increased paid in capital.  The expense associated with the incentive units constituted 84% of general and administrative - IPO stock comp.

Hedging

The Company has not entered into any new commodity price hedging contracts since the third quarter of 2014.  For 2015, the Company has hedges in place for 2,457,000 barrels of oil production at a blended floor of $86.72.

Description & Production Period	Volume (Bbls)	Weighted Average Floor price ($/Bbl) (1)	Weighted Average Ceiling price ($/Bbl) (1)	Weighted Average Swap price ($/Bbl) (1)
Crude Oil Swaps:
January 2015 - December 2015	120,000	—	—	$92.60

Crude Oil Collars:
January 2015 - December 2015	300,000	$85.00	$95.00	—
January 2015 - March 2015	195,000	$90.00	$94.89	—
January 2015 - June 2015	240,000	$90.00	$96.00	—
January 2015 - December 2015	1,332,000	$85.86	$94.64	—
April 2015 - June 2015	90,000	$85.00	$93.67	—
July 2015 - September 2015	90,000	$85.00	$92.60	—
October 2015 - December 2015	90,000	$85.00	$92.33	—

(1)         The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.

Fourth Quarter and Full-Year 2014 Earnings Release and Conference Call

RSP will host a conference call for investors at 10:00 a.m. Central Time on Tuesday, March 17, 2015 to discuss fourth quarter and year-end 2014 results.  Hosting the call will be Steve Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13599596.  The replay will be available until March 31, 2015. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector and Glasscock.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation.  Adjusted net income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and adjusted net income are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and adjusted net income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and adjusted net income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and adjusted net income may not be comparable to other similarly titled measures of other companies.

The following statements of operations include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

RSP Permian, Inc.

Annual Statements of Operations

(In thousands, except for per share data)

	Pro Forma		Actual & Predecessor (1)
	Year Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Oil sales	$257,830	$177,415	$253,371	$110,345
Natural gas sales	10,762	7,647	10,572	5,383
NGL sales	18,317	11,644	17,982	7,314

Total revenues	$286,909	$196,706	$281,925	$123,042

Net cash from derivative instruments	5,943	(5,380)	5,943	(5,380)

Adjusted Total Revenues	$292,852	$191,326	$287,868	$117,662

Operating expenses:
Lease operating expenses	35,398	22,667	34,704	14,113
Production and ad valorem taxes	20,009	13,236	19,758	8,326
General and administrative expenses	14,893	3,716	18,125	3,852

Total operating costs and expenses	$70,300	$39,619	$72,587	$26,291

Adjusted EBITDAX (2)	$222,552	$151,707	$215,281	$91,371

Depreciation, depletion, and amortization	91,477	80,487	87,844	47,158
Asset retirement obligation accretion	151	199	142	121
Exploration	3,854	551	3,854	551
Interest expense	14,031	10,890	14,031	5,216
Stock-based compensation, net	2,726	—	20,232	—

Adjusted income before income taxes	$110,313	$59,580	$89,178	$38,325

Adjusted income tax expense	39,713	21,294	34,849	1,334

Adjusted net income (2)	$70,600	$38,286	$54,329	$36,991

Adjusted net income per common share - Basic	$0.94	$0.53	$0.75	N/A
Adjusted net income per common share - Diluted	$0.94	$0.53	$0.75	N/A

Other items included in income before taxes:
Non-cash gain on derivatives, net	$75,527	$2,773	$75,527	$2,773
Impairments	(4,344)	—	(4,344)	—
Loss on asset sale	(13)	—	(13)	22,700
Other income/(expense)	(44)	1,202	(44)	1,202

Income before income taxes	$141,726	$42,261	$125,455	$63,666

Income tax (benefit) expense	$25,605	$1,423	$122,957	$928

Net Income	$116,121	$40,838	$2,498	$62,738

Net income per common share - Basic	$1.55	$0.56	$0.03	N/A
Net income per common share - Diluted	$1.55	$0.56	$0.03	N/A

Weighted Average Common Shares Outstanding:
Basic	74,297	72,500	71,898	N/A
Diluted	74,297	72,500	71,898	N/A

RSP Permian, Inc.

Quarterly Statements of Operations

(In thousands, except for per share data)

	Pro Forma		Actual & Predecessor (1)
	Three Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Oil sales	$71,646	$48,733	$71,646	$32,841
Natural gas sales	2,951	1,937	2,951	1,421
NGL sales	4,861	3,145	4,861	2,117

Total revenues	$79,458	$53,815	$79,458	$36,379

Net cash from derivative instruments	9,379	(1,468)	9,379	(1,468)

Adjusted Total Revenues	$88,837	$52,347	$88,837	$34,911

Operating expenses:
Lease operating expenses	11,222	6,298	11,222	4,120
Production and ad valorem taxes	4,781	4,546	4,781	2,403
General and administrative expenses	6,255	1,157	6,255	1,180

Total operating costs and expenses	$22,258	$12,001	$22,258	$7,703

Adjusted EBITDAX (2)	$66,579	$40,346	$66,579	$27,208

Depreciation, depletion, and amortization	30,758	16,180	30,758	6,045
Asset retirement obligation accretion	38	53	38	38
Exploration	899	74	899	74
Interest expense	9,517	4,865	9,517	3,446
Stock-based compensation, net	862	—	4,634	—

Adjusted income before income taxes	$24,505	$19,174	$20,733	$17,605

Adjusted income tax expense	8,822	6,736	8,112	1,915

Adjusted net income (2)	$15,683	$12,438	$12,621	$15,690

Adjusted net income per common share - Basic	$0.20	$0.17	$0.16	N/A
Adjusted net income per common share - Diluted	$0.20	$0.17	$0.16	N/A

Other items included in income before taxes:
Non-cash gain on derivatives, net	$70,143	$2,226	$70,143	$2,226
Impairments	(4,344)	—	(4,344)	—
Loss on asset sale	(15)	—	(15)	—
Other income/(expense)	(74)	339	(74)	339

Income before income taxes	$81,393	$15,003	$78,331	$18,255

Income tax (benefit) expense (3)	$23,655	$901	$(11,172)	$279

Net Income	$57,738	$14,102	$89,503	$17,976

Net income per common share - Basic	$0.74	$0.19	$1.15	N/A
Net income per common share - Diluted	$0.74	$0.19	$1.15	N/A

Weighted Average Common Shares Outstanding:
Basic	77,292	72,500	77,292	N/A
Diluted	77,292	72,500	77,292	N/A

(1)         Information presented in this table reflects actual results of RSP and its predecessor.  The IPO and related transactions affect the comparability of each period presented in the table above.  2014 information represents information with respect to RSP’s predecessor for the first 22 days of 2014 plus that of RSP for the remainder of the year.

(2)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income, see “Use of Non-GAAP Financial Measures” above.

(3)         Actual & Predecessor Income tax (benefit) expense for the three months ended December 31, 2014 reflects a $37 million income tax adjustment to reduce the initial deferred income tax liability and the corresponding income tax provision recorded in the first quarter of 2014 upon the completion of the corporate reorganization effected in connection with the IPO. See the Form 10-K for additional information regarding this adjustment.

Summary Balance Sheet

	Actual & Predecessor
	December 31,
	2014	2013
	(in thousands)

Cash and cash equivalents	$56,292	$13,234
Other current assets	117,450	33,901
Total current assets	173,742	47,135
Property, plant and equipment, net	2,094,618	516,288
Other long-term assets	21,587	24,232
Total assets	$2,289,947	$587,655

Current liabilities	130,041	30,866
Long-term debt	500,000	128,155
NPI payable	—	36,931
Other long-term liabilities	334,135	4,822
Total stockholders’/members’ equity	1,325,771	386,881
Total liabilities and stockholders’/members’ equity	$2,289,947	$587,655

Drill-Bit F&D and Reserve Replacement Ratio

		2014 Pro Forma

Production (MBoe)	(A)	4,332

Proved Reserves (MBoe)
Non-price revisions (1)	(B)	5,582
Purchases		15,211
Extensions and discoveries	(C)	40,125
Total additions	(D)	60,918

Costs Incurred (thousands)
Property acquisition costs
Proved		$209,274
Unproved		152,540
Exploration	(E)	16,762
Development	(F)	467,202
Total costs incurred	(G)	$845,778

Drill-bit F&D ($/Boe)	(E+F) / (B+C)	$10.59
All sources F&D ($/Boe)	(G) / (D)	$13.88
Reserve replacement ratio	(D) / (A)	1,406%

(1)         Total revisions for 2014 were 1,529 MBoe, including 5,582 MBoe non-price related revisions and negative revisions of 4,053 MBoe related to price.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.